Exhibit 99.1

Skydeck Acquisition Corp. Announces the Separate Trading of its Class A Ordinary
Shares and Warrants Commencing July 9, 2021

PROVIDENCE, July 8, 2021—(PR NEWSWIRE)—Skydeck Acquisition Corp. (NASDAQ: SKYAU) (the “Company”) announced that, commencing July 9, 2021, holders of the units sold in the Company’s initial public offering of 22,165,962 units (including 2,165,962 units sold in connection with the partial exercise of the underwriters’ over-allotment option), completed on May 21, 2021, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SKYAU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “SKYA” and “SKYAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. J.P. Morgan and Morgan Stanley acted as book-running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on May 18, 2021.

The offering was made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com and Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Skydeck Acquisition Corp.

Skydeck Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business or industry, the Company is focusing on media, technology, communications and digital health companies in the United States and other regions.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Skydeck Acquisition Corp.

Name: Freddy Flaxman
Title: Chief Operating Officer
Phone Number: +1 (650) 516-6431
Email: freddy@skyacq.com

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